EXHIBIT 99

Marine Products Corporation Reports Third Quarter 2012 Financial Results

ATLANTA, October 24, 2012 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2012.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2012, Marine Products generated net sales of $38,494,000, a 73.0 percent increase compared to $22,254,000 last year.  The increase in net sales was due to a 125.1 percent increase in the number of boats sold, partially offset by a 23.9 percent decrease in the average selling price per boat.  Average selling prices reflect significantly higher unit sales of our value-priced Chaparral H2O and Robalo sport fishing boats.  Both of these products carry lower average selling prices than the other models in our lineup.

Gross profit for the quarter was $7,374,000, or 19.2 percent of net sales, compared to a gross profit of $4,634,000, or 20.8 percent of net sales, in the prior year.   Gross profit in the third quarter of 2012 increased compared to the prior year due to higher sales.  As a percentage of net sales, however, gross profit decreased due to higher materials costs as a percentage of net sales for our value-priced Chaparral H2O and Robalo sport fishing boats, partially offset by increased efficiencies from higher production volumes.

Operating profit for the quarter increased by 85.6 percent to $2,773,000 compared to $1,494,000 in the third quarter of last year due to increased net sales and gross profit, partially offset by higher selling, general and administrative expenses.  Selling, general and administrative expenses increased due to increases in expenses that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Net income for the quarter ended September 30, 2012 was $2,110,000 compared to net income of $1,200,000 in the prior year.  Diluted earnings per share for the quarter were $0.06 compared to $0.03 per share in the prior year.

Net sales for the nine months ended September 30, 2012 were $114,797,000, an increase of 46.2 percent compared to the first nine months of 2011.  Net income for the nine-month period was $5,915,000 or $0.16 earnings per diluted share, compared to net income of $3,095,000, or $0.08 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Overall market conditions continued to improve, and Marine Products Corporation participated in this market improvement through the ongoing success of our value-priced Chaparral H2O and Robalo models, which have generated strong appeal to our retail customers.  In general, we believe that the selling conditions for recreational boats have improved due to moderately stronger consumer sentiment and a stabilizing residential real estate market.  Some of the best evidence of this is the success of our newer models and the significant market share gains that we have achieved in 2012.  During the first six months of 2012, our retail market share in the 18 to 35-foot sterndrive fiberglass market increased to 11.8 percent, compared to 8.4 percent during the 12 months ended December 31, 2011.  Our market share increased the most in the market in which Chaparral’s H2O participates.

3rd Quarter 2012 Earnings Press Release

“During the third quarter we held our annual dealer meeting, and introduced expanded offerings in the value-priced Chaparral and Robalo models for the 2013 model year, as well as two new Chaparral SSX models which have the same styling and features as our popular Chaparral 327 SSX. Our current product line including the enhanced H2O lines were well received by our dealers and have already led to additional orders. Also during the third quarter, we were awarded our fifth consecutive National Marine Manufacturer’s Association Customer Satisfaction Index Award in all of our product lines.  At the end of the third quarter of 2012, our dealer inventory was slightly higher than at the end of the second quarter, but order backlog continues to be high due to strong dealer demand.  During the fourth quarter of 2012 we will continue to observe dealer inventories, but we also believe that our order backlog will continue to support our current production levels.  We are very pleased with our third quarter results and the strong 2012 retail selling season; however, we continue to monitor the economic environment for changes in consumer confidence and other factors affecting dealer and retail demand.

“At its regular quarterly meeting yesterday, our Board of Directors voted to declare a special year-end dividend in addition to our regular quarterly cash dividend.  This special dividend of $0.55 per share is in addition to our normal quarterly dividend of $0.02 per share.  Both dividends will be paid on December 10, 2012 to shareholders of record as of November 9, 2012. This special dividend represents a prudent return of capital to shareholders in an immediate and tangible manner.  We also note our balance sheet will remain strong and liquid following payment of this dividend and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 24, 2012 at 8:00 a.m. Eastern Time to discuss the results for the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 438-5519 or (719) 325-2454 and using the conference ID #1048966.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

3rd Quarter 2012 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that the selling conditions for recreational boats have improved due to moderately stronger consumer sentiment and a stabilizing residential real estate market; our belief that our current product line, including the enhanced H2O lines were well received by our dealers and have already led to additional orders; our plans to continue to observe dealer inventories and our belief that our order backlog will continue to support our current production levels; our belief that our balance sheet will remain strong and liquid following payment of our special dividend and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term; and that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2011.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

3rd Quarter 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months

	2012	2011	% BETTER (WORSE)	2012	2011	% BETTER (WORSE)
Net Sales	$38,494	$22,254	73.0%	$114,797	$78,500	46.2%
Cost of Goods Sold	31,120	17,620	(76.6)	93,132	64,499	(44.4)
Gross Profit	7,374	4,634	59.1	21,665	14,001	54.7
Selling, General and Administrative Expenses	4,601	3,140	(46.5)	14,079	10,684	(31.8)
Operating Profit	2,773	1,494	85.6	7,586	3,317	128.7
Interest Income	196	233	(15.9)	688	741	(7.2)
Income Before Income Taxes	2,969	1,727	71.9	8,274	4,058	103.9
Income Tax Provision	859	527	(63.0)	2,359	963	(145.0)
Net Income	$2,110	$1,200	75.8%	$5,915	$3,095	91.1%

EARNINGS PER SHARE
Basic	$0.06	$0.03	100.0%	$0.16	$0.09	77.8%
Diluted	$0.06	$0.03	100.0%	$0.16	$0.08	100.0%

AVERAGE SHARES OUTSTANDING
Basic	36,648	36,404		36,648	36,362
Diluted	36,758	36,574		36,793	36,781

3rd Quarter 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$6,575	$5,453
Marketable securities	7,315	14,751
Accounts receivable, net	3,196	2,090
Inventories	28,396	23,140
Deferred income taxes	1,071	874
Prepaid expenses and other current assets	1,552	1,323
Total current assets	48,105	47,631
Property, plant and equipment, net	11,575	11,862
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	48,549	40,792
Deferred income taxes	3,139	3,143
Other assets	6,678	4,943
Total assets	$121,819	$112,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,045	$7,046
Accrued expenses and other liabilities	10,583	9,199
Total current liabilities	17,628	16,245
Long-term pension liabilities	5,959	5,368
Other long-term liabilities	458	429
Total liabilities	24,045	22,042
Common stock	3,778	3,738
Capital in excess of par value	1,711	979
Retained earnings	93,604	86,317
Accumulated other comprehensive loss	(1,319)	(932)
Total stockholders' equity	97,774	90,102
Total liabilities and stockholders' equity	$121,819	$112,144